Exhibit 16.1

March 2, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read Item 4.01 of INCEPTION MINING, INC.’s (the “Company”) Form 8-K dated March 3, 2015, and are in agreement with the statements relating only to Fiondella Milone & LaSaracina LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ Fiondella Milone & LaSaracina LLP
Fiondella Milone & LaSaracina LLP
Glastonbury, CT